Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549 Re: Securetech Innovations, Inc., Form 8-K Filing Dated July 16, 2025

Ladies and Gentlemen:

We have read the statements included under Item 4.01 of the Form 8-K filed by Securetech Innovations, Inc. (the "Company") with the Securities and Exchange Commission, dated July 16, 2025, regarding the change in the Company’s independent registered public accounting firm. We agree with the statements made by the Company in such Form 8-K concerning our firm, insofar as they relate to our tenure as the Company’s independent auditor.

During our engagement as the Company’s independent auditor for the fiscal year ended December 31, 2017, and through the date of our dismissal on July 14, 2025, there were no disagreements with the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to our satisfaction, would have caused us to make reference to the subject matter of the disagreement in connection with our reports on the Company’s financial statements for such periods.

Our reports on the Company’s financial statements for the fiscal years ended December 31, 2024 and 2023 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that our report for the fiscal years ended December 31, 2024 and 2023 included an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern due to recurring net losses from operations and an accumulated deficit.

We have also reviewed the Company’s disclosures in the aforementioned Form 8-K regarding our dismissal and the engagement of Gary Cheng CPA Limited as the new independent registered public accounting firm, and we have no basis to disagree with such disclosures.

This letter is provided pursuant to Item 304(a)(3) of Regulation S-K. Sincerely,

M&K CPAS, PLLC

The Woodlands, TX July 16, 2025